UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Western Asset Inflation Management Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN ASSET INFLATION MANAGEMENT FUND INC.

55 Water Street, New York, New York 10041

Second Request: Your Vote Is Important

Dear Valued Shareholder,

The Annual Meeting of Stockholders of Western Asset Inflation Management Fund Inc. (the “Fund”) is just a few weeks away, and it’s critical that we hear from you. That is why we are asking you to vote your proxy.  The Shareholder Meeting is scheduled for February 28, 2011.

If you have responded already, thank you for your time.

The proxy package you recently received outlines the proposals up for consideration at the meeting.  The Board of Directors is recommending that shareholders vote FOR the re-election of Dr. Riordan Roett and Jeswald W. Salacuse.  The Board recommends that shareholders vote AGAINST a stockholder proposal requesting that the Board consider merging your Fund into an open-end fund.  For the reasons outlined in the proxy statement, the Board believes that such proposal is not in the best interests of stockholders.

Once you’ve made a decision on how to vote, the process takes only a few moments. Please review the instructions for voting on the enclosed proxy card.

There are four easy ways to vote:

•      By touch-tone phone:  Dial the toll-free number on the enclosed proxy card and follow the simple instructions.

•      Online: Log on to www.proxyvote.com. You will need the control number found on the proxy card to log in.

•      By mail: Sign, date, and mail your proxy card in the enclosed postage-paid envelope

•      At the shareholder meeting: You may attend the shareholder meeting and vote in person. In order to do so, you must request a “legal proxy” from your bank or broker.

For questions regarding the proposals, or to request duplicate materials, please contact one of our proxy specialists toll-free at 1 (877) 225-6919, Monday - Friday, 9:00 a.m. to 11:00 p.m., Eastern Time.

Thank you. Your prompt response is greatly appreciated—it will eliminate the need for future calls and follow-up letters on this topic.

Sincerely,

R. Jay Gerken
Chairman, President and Chief Executive Officer